Exhibit 3.38

Repertory A number 2152/2012

NOTARIAL DEED

On this twenty sixth day of March two thousand and twelve (26.03.2012) in the presence of Miron Jakubiak, notary public in Warsaw, running his Notarial Office in Warsaw, at ul. Długa 4, who came to building number 14 on Aleja Armii Ludowej in Warsaw, an Extraordinary Meeting of Shareholders of “VALENCIA DRILLING POLAND” spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw (address: 00-078 Warszawa, Plac Piłsudskiego 1, NIP 701-031-25-49, REGON 145307370), the “Company”, entered into the Register of Entrepreneurs of the National Court Register under number KRS 0000394626, according to the complete excerpt from the Register of Entrepreneurs issued on 14 March 2012 by the Central Information Office of the National Court Register in Warsaw, and shown for the purposes of this deed, was held; on 26 March 2012, at the place of the Meeting, the notary public prepared these:

MINUTES

OF THE EXTRAORDINARY MEETING

OF SHAREHOLDERS

§1.

The Extraordinary Meeting of Shareholders was opened by Artur Gątowski, who has stated that:

•

he is an attorney-in-fact of the sole Shareholder of the Company, i.e. Dragonquest Holdings Cyprus ODC Limited with its registered office in Nicosia, a company incorporated and operating under the laws of Cyprus, (address: Diagorou 2, ERA House, 10th floor, 1097 Nicosia, Cyprus), according to a power of attorney prepared on 20 March 2012, in Polish and English, and shown for the purposes of this deed,

•	the above power of attorney has not expired, been revoked nor has been limited in scope,

•	no circumstances provided for in article 243.3 of the Code of Commercial Companies apply to him,

•	for this day, an Extraordinary Meeting of Shareholders of the Company was informally convened to be held in building number 14 on Aleja Armii Ludowej in Warsaw,

•	as the attorney-in-fact of the sole Shareholder of the Company, exercising the rights vested in the Meeting of Shareholders, he will act as the Chairman of the Extraordinary Meeting of Shareholders,

•

exercising the rights vested in the Meeting of Shareholders under article 156 of the Code of Commercial Companies, in connection with article 240 of that Code, he is capable of adopting resolutions concerning matters put on the agenda.

Then, the appearing person approved the following agenda:

1)	opening of the Extraordinary Meeting of Shareholders,

2)	election of the Chairman of the Extraordinary Meeting of Shareholders,

3)	stating that the Extraordinary Meeting of Shareholders was duly convened,

4)	preparing a list of attendance,

5)	adoption of the agenda,

6)	adoption of a resolution concerning alteration of the Company’s Articles of Association,

7)	adoption of a resolution concerning adoption of the consolidated text of the Company’s Articles of Association,

8)	closing of the Extraordinary Meeting of Shareholders.

Re item 6 of the agenda:

RESOLUTION NO. 1

of the Extraordinary Meeting of Shareholders concerning alteration of the Company’s Articles of Association

1.	The Extraordinary Meeting of Shareholders resolves to alter the Company’s Articles of Association so as §2.1 and §2.2 of the Company’s Articles of Association shall be amended to read:

“1. The Company shall pursue business activity under the name “Vantage Drilling Poland” Spółka z ograniczoną odpowiedzialnością.

2. The Company may use an abbreviated name of “Vantage Drilling Poland” sp. z o.o. or “Vantage Drilling Poland” spółka z o.o., as well as a graphical sign or seal distinguishing it.”

2.	The resolution takes effect upon its adoption.

The Chairman stated that the above resolution was adopted unanimously (100 votes cast, including 100 votes “for”, no votes “against”, no “abstentions”) pursuant to article 156 of the Code of Commercial Companies.

Re item 7 of the agenda:

RESOLUTION NO. 2

of the Extraordinary Meeting of Shareholders concerning adoption of the consolidated text of the Company’s Articles of Association

“The Company’s Extraordinary Meeting of Shareholders resolves to adopt the consolidated text of the Company’s Articles of Association including alterations resulting from Resolution no. 1 included in the minutes today to read:

ARTICLES OF ASSOCIATION

OF A LIMITED LIABILITY COMPANY

/consolidated text/

§ 1. Establishment of the Company

Jacek Pawłowski acting on behalf of Iwona Małgorzata Smith, hereinafter referred to as the Shareholder, declares that he is establishing a limited liability company, hereinafter referred to as the Company.

§ 2. Name, registered office and life of the Company

1.	The Company shall pursue business activity under the name “Vantage Drilling Poland” Spółka z ograniczoną odpowiedzialnością.

2.	The Company may use an abbreviated name of “Vantage Drilling Poland” sp. z o.o. or “Vantage Drilling Poland” spółka z o.o., as well as a graphical sign or seal distinguishing it.

3.	The Company’s registered office is based in Warsaw.

4.	The life of the Company is unlimited.

§ 3. Territory and line of business of the Company

1.	The Company operates in the territory of the Republic of Poland. The Company may also pursue its business activities abroad.

2.	The Company may establish and shut down subsidiaries, branches, plants, representative offices and other organizational units in Poland and abroad.

3.	The Company may act as a shareholder in other companies having registered offices in the territory of the Republic of Poland or abroad, and may be a member of Polish and foreign business organizations.

4.	The company’s line of business is:

1)	Activities of holding companies – 64.20.Z;

2)	Activities of head offices – 70.10.Z;

3)	Financial leasing – 64.91.Z;

4)	Other monetary intermediation – 64.19;

5)	Other financial service activities, except insurance and pension funding not elsewhere classified – 64.99.Z;

6)	Other activities auxiliary to financial services, except insurance and pension funding – 66.19.Z;

7)	Sea and coastal freight water transport – 50.20.Z;

8)	Renting and leasing of water transport equipment – 77.34.Z;

9)	Other information service activities not elsewhere classified – 63.99.Z;

10)	Buying and selling of own real estate – 68.10.Z;

11)	Renting and operating of own or leased real estate – 68.20.Z;

12)	Other business support service activities not elsewhere classified – 82.99.Z.

5.	Where permits, licenses or registration in the register of regulated activities is required, the Company shall not carry on such business unless it has obtained a required permit, license or registration. The Company can perform all commercial, technical and financial operations, connected directly or indirectly with all areas as described in § 3.4 above in order to facilitate the accomplishment of its purpose. The Company can perform activities described in this paragraph through its branches in Poland and abroad.

§ 4. Share capital

1.	The Company’s share capital totals PLN 5 000 (five thousand zlotys).

2.	The share capital is divided into 100 (one hundred) shares with a face value of PLN 50 (fifty zlotys) each.

§ 5. Shares in the Company

1.	Shares in the Company are equal in value and indivisible.

2.	Each Shareholder may hold more than one share.

3.	Each share carries the right to one vote at the Meeting of Shareholders.

4.	Shares in the Company’s share capital shall be taken up in full by the single Shareholder, i.e. Iwona Smith, who takes up 100 (one hundred) shares with a total value of PLN 5 000 (five thousand zlotys).

5.	The shares referred to in §5.4 have been paid up by Iwona Smith in cash.

6.	The share capital can be increased by virtue of an appropriate resolution of the Meeting of Shareholders. The share capital can be increased by increasing the face value of the existing shares and by issuing new shares. Shares in the share capital can be paid up by means of monetary and non-monetary contributions.

7.	The Shareholders can increase the Company’s share capital by means of a resolution of the Shareholders altering the Articles of Association where they allot funds from the spare capital or reserve capitals (funds) created from the Company’s profit for this purpose (increase of the share capital from the Company’s funds). In the event of such increase, the existing Shareholders are entitled to the new shares proportionally to the shares held and the new shares do not need to be taken up.

8.	Increase in the share capital, in one or more operations, by 31 December 2020 to PLN 100,000,000.00 (one hundred million zlotys) shall not constitute an amendment to the Company’s Articles of Association.

§ 6. Disposal, pledge and redemption of shares

1.	Disposal or pledge of shares shall not require consent of the Company or the Meeting of Shareholders. The pledgee may exercise the voting right. The pledgee’s right to exercise the voting right takes effect on the day the Company is notified by the pledgee of its intention to exercise such right. Redemption of shares requires prior consent of the Meeting of Shareholders expressed in a resolution.

2.	Shares shall be redeemed by reducing the share capital or out of net profit.

3.	Redemption of shares out of net profit does not require the share capital to be reduced.

4.	The Company may buy back its own shares for redemption purposes.

§ 7. Loans from shareholders and additional payments

1.	The Company may take out loans from its Shareholders.

2.	The Shareholders may be obliged by a resolution of the Shareholders to make additional payments every financial year proportionally to the shares already held, in an amount not exceeding 10,000-fold of the value of each share held on the day the resolution to make additional payments is adopted.

3.	The value and dates on which the additional payments are to be made are laid down in a resolution of the Shareholders on additional payments. The application of articles 178.2 and 179 of the Code of Commercial Companies shall be hereby excluded.

4.	Additional payments may be refunded to the Shareholders even if they are not required to cover the loss stated in the financial statements.

5.	The rules and date on which the additional payments are to be refunded are laid down in a resolution of the Shareholders on refunding additional payments.

6.	Additional payments do not need to be refunded equally to all Shareholders.

§ 8. Governing bodies of the Company

The Company’s governing bodies are the Meeting of Shareholders and the Management Board.

§ 9. Meeting of Shareholders

1.	The Meeting of Shareholders is the supreme governing body of the Company.

2.	Resolutions of the Shareholders are adopted at Meetings of Shareholders. Resolutions can be adopted without holding the Meeting of Shareholders if all Shareholders give their written consent approving the decision to be taken or the ballot held in writing.

3.	Meetings of Shareholders can be held at the Company’s registered office or at another location in the Republic of Poland, to which all Shareholders must agree in writing.

4.	The Meeting of Shareholders can be annual or extraordinary.

5.	Meetings of Shareholders are convened by the Management Board.

6.	Resolutions of the Meeting of Shareholders are adopted by an absolute majority of votes, unless the Code of Commercial Companies stipulates otherwise. One share carries one vote at the Meeting of Shareholders.

7.	The powers of the Meeting of Shareholders include all matters stipulated in the Code of Commercial Companies and these Articles of Association.

8.	Disposal of a right or contracting of an obligation whose value exceeds double the value of the share capital does not require a resolution of the Shareholders.

§ 10. Management Board

1.	The Management Board handles the Company’s matters and represents it in and outside of the court.

2.	The Management Board comprises one or more members.

3.	Members of the Management Board are appointed by a resolution of the Meeting of Shareholders for an unlimited duration. The authorisation of a Management Board member does not expire upon holding of a Meeting of Shareholders approving financial statements for the first full financial year of performing the function as a Management Board member.

4.	Where the Company’s Management Board comprises several members, the President or Vice President of the Management Board may be appointed.

5.	The Company shall be represented by (i) the President of the Management Board acting individually, (ii) the Vice President of the Management Board acting individually or (iii) a member of the Management Board (other than the President or Vice President of the Management Board) acting together with the President or Vice President of the Management Board.

6.	A resolution of the Management Board can be adopted at or outside the Management Board meeting in writing. A Management Board resolution adopted at a meeting may be adopted if all members of the Management Board have been notified of the meeting and the majority of Management Board members are present at the meeting. A Management Board meeting may be adopted outside the Management Board meeting in writing if all Management Board members approve the decision to be taken or the ballot held in writing. Management Board resolutions are adopted by a majority of votes of appointed Management Board members. In the case of an equal number of votes cast, the Management Board President shall have the casting vote.

§ 11. Distribution of profit

1.	The Shareholders participate in the distribution of the profit intended to be distributed by the Meeting of Shareholders proportionally to the shares held in the Company’s share capital.

2.	By virtue of a resolution of the Meeting of Shareholders, the Company’s profit can be excluded from distribution among the Shareholders in whole or in part and can be allotted to purposes laid down in a resolution of the Meeting of Shareholders.

3.	The Meeting of Shareholders is authorized to create, determine intended uses of and dissolve reserve funds.

4.	The Management Board may make interim dividend payments to the Shareholders for the financial year in accordance with the Code of Commercial Companies.

§ 12. Company’s financial year

1.	The Company’s financial year and fiscal year within the meaning of the CIT Law (hereinafter the “Fiscal Year”) is a period from 1 January to 31 December.

2.	The Company’s first financial year and Fiscal Year starts on the day of incorporation of the Company and ends on 31 December 2011.

§ 13. Miscellaneous provisions

1.	Any issues not regulated herein shall be governed by the provisions of the Code of Commercial Companies and other applicable laws.”

The Chairman stated that the above resolution was adopted unanimously (100 votes cast, including 100 votes “for”, no votes “against”, no “abstentions”) pursuant to article 156 of the Code of Commercial Companies.

Re item 8 of the agenda:-

There being no further business on the agenda, the Chairman closed the Meeting and attached a list of attendance thereto.

§2.

The identity of the Chairman of the Meeting – Artur Tomasz Gątowski, son of Wojciech and Danuta, residing in Warsaw (02-972), at ul. Sarmacka 20 apt. 130, PESEL 85040701933, holder of ID card AUB 598906, was ascertained by the notary public on the basis of the ID card shown.

The appearing person warrants that no premises for cancellation of his ID card apply as stated in article 43.1.5 of the Population Records and ID Cards Act dated 10 April 1974 (consolidated text: Journal of Laws of 2006, No. 139, item 993).

§3.

Any number of copies of this deed shall be given to the Shareholder and the Company.

§4.

Costs of this deed shall be borne by the Company.

§5.

Costs related to this notarial deed are as follows:

1) notary public’s fee under §9.1(1) and §17 of the Minister of Justice’s regulation on maximum rates of notarial fees dated 28 June 2004 (Journal of Laws No. 148, item 1564, as amended) of PLN 800.00

2) 23% goods and services tax (VAT) on the above fee under article 41.1 in connection with articles 2 and 15 of the Goods and Services Tax (VAT) Act dated 11 March 2004 (Journal of Laws of 2004, No. 54, item 535, as amended) of PLN 184.00

The above fees do not include costs of copies of this notarial deed.

This deed was read, approved and signed.